Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

SL GREEN REALTY CORP. DECLARES

FIRST QUARTER DIVIDEND OF $0.60 PER SHARE

New York, NY – March 23, 2006 – SL Green Realty Corp. (NYSE:  SLG) announced that the Board of Directors has declared a quarterly dividend of $0.60 per common share for the quarter ending March 31, 2006. The dividend is payable April 14, 2006, to shareholders of record at the close of business on March 31, 2006.

The Board of Directors also declared dividends on the Company’s Series C and D Preferred Stock for the period January 15, 2006 through and including April 14, 2006, of $0.4766 and $0.4922 per share, respectively. Dividends are payable April 14, 2006 to shareholders of record at the close of business on March 31, 2006. Distributions reflect the regular quarterly dividends, which are the equivalent of an annualized distribution of $1.9064 and $1.9688, respectively.

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Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan commercial office properties. The Company’s portfolio consists of 29 properties aggregating approximately 18.7 million square feet. SL Green’s retail space ownership totals 168,300 square feet at five properties. SL Green Realty Corp. is the only publicly held REIT that specializes exclusively in this niche geographic market.

To be added to the Company’s distribution list, or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.